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As filed with the Securities and Exchange Commission on March 7, 2014

Registration No. 333-170802

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 6
to

Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

NorthStar Healthcare Income, Inc.
(Exact name of registrant as specified in its governing instruments)

399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James F. Flaherty III
Chief Executive Officer
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Rosemarie A. Thurston
Lesley H. Solomon
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-170802

        If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-170802) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.    Financial Statements and Exhibits.

        (b)   Exhibits:

        23.1 Consent of Grant Thornton LLP

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 7, 2014.

NorthStar Healthcare Income, Inc.
By:	/s/ JAMES F. FLAHERTY III
	Name:	James F. Flaherty III
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment No. 6 to the registration statement has been signed by the following persons in the following capacities and on March 7, 2014.

Signature	Title

/s/ JAMES F. FLAHERTY III James F. Flaherty III	Chief Executive Officer (Principal Executive Officer)
/s/ DEBRA A. HESS Debra A. Hess	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ DANIEL R. GILBERT Daniel R. Gilbert	Executive Chairman
* Daniel J. Altobello	Director
* Gregory A. Samay	Director
* Jack F. Smith, Jr.	Director
* /s/ RONALD J. LIEBERMAN Ronald J. Lieberman, as attorney-in-fact

II-1

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 36. Financial Statements and Exhibits.
SIGNATURES